INDEPENDENT AUDITORS' REPORT

To the Partners and Board of Directors
BMO Partners Fund, L.P.
(A Delaware Limited Partnership):

In planning and performing our audit of the financial statements of BMO Partners Fund, L.P. (A Delaware Limited Partnership) for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of BMO Partners Fund, L.P. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving the control procedures and procedures for safeguarding securities and their operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of BMO Partners Fund, L.P. for the year ended December 31, 2001 and this report does not affect our report thereon dated February 21, 2002.

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Custody of Assets

a)    Transfer Instructions Form

      The transfer instruction forms used to transact fund expenses through Chase Manhattan Bank ("Chase") were signed by Michelle Makenny who, according to the Custody Agreement with Chase, is not an authorized signer. According to the minutes of the Company's Board of Director's meeting held on December 8, 2000 and the Custody Agreement, only John C. Beck and Dan I. Abrams are authorized to instruct Chase for such transactions.

b)    Dual Signatures for Disbursements

      Only one signature was required to authorize payment of fund expenses. In order to ensure adequate internal controls over disbursements, two authorized signatures should be required on all disbursements.

The above deficiencies for both the transfer instruction form and dual signatures for disbursements existed during the first and second quarter of 2001. Appropriate internal controls to correct the deficiencies were implemented in July 2001. These new controls included implementing procedures to ensure that instructions to the Custodian contained the appropriate authorized signatures. In addition, all disbursements now require two authorized signatures.

Management Fees

Advisory Fees Based on Market Values instead of Net Asset Value and Payment in Excess of Expense Cap Limitation

During the year ended December 31, 2001, the Company discovered that the investment advisory fees were calculated based on the Fund's market value instead of net asset value and did not take into account the expense cap limitation.

The Company has implemented new procedures to ensure that future investment advisory fees for the Fund are calculated based on the Fund's average daily net assets and will reflect the expense cap limitation.

This report is intended solely for the information and use of management and the Board of Directors of BMO Partners Fund, L.P. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                 REMINICK, AARONS & COMPANY, LLP

New York, New York
February 21, 2002


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